Exhibit 3.1

AMENDMENT OF BYLAWS
OF
ASTERIAS BIOTHERAPEUTICS, INC.
(Formerly, BioTime Acquisition Corporation)
Adopted April 9, 2014

Section 2 and Section 4 of Article III of the Bylaws are amended in their entirety to read as follows:

“ARTICLE III
Directors

Section 2. Number and Qualification of Directors. The authorized number of directors constituting the full Board of Directors shall be eight (8), unless and until such number is increased or decreased by the stockholders, provided that the authorized number of directors shall not be less than three (3).

Section 4. Vacancies. Vacancies in the Board of Directors may be filled only by the stockholders.  Any such election by written consent of the stockholders shall require the vote or consent of the holders of a majority of the outstanding shares entitled to vote.  Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any director, the increase in the number of directors authorized, or if the Court of Chancery has removed a director for conviction of a felony, or if the stockholders fail, at any meeting of stockholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

Any director may resign effective on giving written notice to the Chairman of the Board, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the resignation of a director is effective at some future time, the stockholders may elect a successor to take office when the resignation becomes effective.

No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.”

CERTIFICATE OF SECRETARY
OF
ASTERIAS BIOTHERAPEUTICS, INC.

I, the undersigned, do hereby certify:

1.  That I am the Secretary of the above-named Delaware corporation.

2.  That the foregoing is a true and correct copy of the Amendment of the Bylaws of the Asterias Biotherapeutics, Inc. duly adopted by the written consent of the stockholders of the corporation on April 9, 2014.

Dated: April 9, 2014

s/Judith Segall
Judith Segall, Secretary